Exhibit 99.1

Station Casinos Announces Fourth Quarter and 2013 Full Year Results

LAS VEGAS--(BUSINESS WIRE)--March 12, 2014--Station Casinos LLC (“Station” or the “Company”) today announced the results of its operations for the fourth quarter and full year ended December 31, 2013.

“It has been another dynamic year for Station Casinos,” said Marc Falcone, Executive Vice President, Chief Financial Officer and Treasurer. “We delivered strong year-over-year financial results, opened Northern California’s premier casino resort, Graton Resort & Casino, and launched online gaming in both Nevada and New Jersey.”

Financial Highlights

  Net revenues increased 8.3% and Adjusted EBITDAM increased 28.0% for the fourth quarter, with same-store Las Vegas Adjusted EBITDAM increasing 11.2%. This marked our eleventh consecutive quarter of Adjusted EBITDAM growth.
  Net revenues increased 2.6% and Adjusted EBITDAM increased 11.0% for the full year 2013, with same-store Las Vegas Adjusted EBITDAM increasing 6.2%. This represents our highest full year net revenues, Adjusted EBITDAM and Adjusted EBITDAM margin since 2008.

“Our top line growth and focused effort on operational efficiencies resulted in double digit Adjusted EBITDAM growth and a 230 basis point improvement in our margins for the year,” said Falcone. “We are very pleased with our financial results as this is the second consecutive year we have delivered growth in both net revenue and Adjusted EBITDAM.”

Other Highlights

  Streamlined both our corporate and capital structure with the completion of a $2.475 billion refinancing in March 2013, followed by a repricing of our $1.6 billion term loan in March 2014, which will yield a 75 basis point interest rate reduction.
  Graton Resort & Casino (“Graton Resort”) opened to enthusiastic crowds on November 5th.
  Launched real-money online poker in Nevada on April 30th and full-scale real money online gaming in New Jersey on November 26th.

Consolidated Results of Operations

The Company's consolidated net revenues for the fourth quarter ended December 31, 2013 were $328.4 million, an increase of 8.3% compared to the prior year. Consolidated Adjusted EBITDAM for the fourth quarter was $109.2 million, an increase of 28.0% compared to the prior year, while adjusted EBITDAM margin rose 510 basis points to 33.3%. Same-store Las Vegas Adjusted EBITDAM for the quarter was up 11.2% and same-store Las Vegas margins increased 270 basis points to 30.4% reflecting the significant operating leverage inherent in our business model. Results for the fourth quarter of 2013 include a one-time development fee of $8.2 million from Graton Resort, as well as $6.5 million in management fees generated from Graton Resort.

The Company’s consolidated net revenues for the year ended December 31, 2013 were approximately $1.3 billion, an increase of 2.6% compared to the prior year. Consolidated Adjusted EBITDAM for the year was $385.4 million, an increase of 11.0% compared to the prior year, while adjusted EBITDAM margin rose 230 basis points to 30.6%. Same-store Las Vegas Adjusted EBITDAM for the full year was up 6.2% and same-store Las Vegas margins increased 180 basis points to 30.0% compared to the full year 2012.

Adjusted EBITDAM is not a generally accepted accounting principle (“GAAP”) measurement and is presented solely as a supplemental disclosure because the Company believes that it is a widely used measure of operating performance in the gaming industry and is a principal basis for valuation of gaming companies. Adjusted EBITDAM is further defined in footnote 1.

Graton Resort & Casino

After more than a decade of planning, development and construction, Graton Resort officially opened to the public on November 5, 2013. We received a one-time development fee of $8.2 million and recorded $6.5 million in management fees related to the property during the fourth quarter of 2013.

“We expect that the addition of the Graton Resort & Casino management fee to our revenue stream will result in a meaningful contribution to our Adjusted EBITDAM and will further our deleveraging efforts,” said Falcone.

Fertitta Interactive

During 2013, our majority-owned subsidiary Fertitta Interactive LLC made history as the first company to launch real-money online poker in the United States through its subsidiary, Ultimate Gaming, when it went live in Nevada on April 30, 2013. In addition, Ultimate Gaming launched full-scale online gaming in New Jersey on November 26, 2013 via ucasino.com. “Despite the limited operating history of regulated online gaming in the United States, we still believe in the long-term potential of the industry and the growth opportunities it presents,” said Falcone. Ultimate Gaming is also planning to launch a number of new upgrades and platform improvements in the second quarter of this year.

Balance Sheet Items

At December 31, 2013, the outstanding principal balance of long-term debt was $2.16 billion (excluding a nonrecourse land loan of $111 million) and cash and cash equivalents were $138 million. Our year-end debt (net of excess cash) to Adjusted EBITDAM ratio was approximately 5.1x, including the pro forma impact of management fees from Graton Resort and excluding the nonrecourse land loan. Our interest coverage ratio was 3.1x for the year ended December 31, 2013. As mentioned previously, we recently completed a repricing of our $1.6 billion term loan this month, which will yield a 75 basis point interest rate reduction and will contribute nearly $12 million in annual interest expense savings. In addition, pursuant to the terms of our credit agreement, we anticipate making our annual excess cash flow payment of approximately $50 million to our term loan lenders in April 2014.

Conference Call Information

The Company will host a conference call on March 12, 2014 at 1:30 p.m. (PT) to discuss its fourth quarter and full year 2013 financial results. The conference call will consist of prepared remarks from the Company and will include a question and answer session. Those interested in participating in the call should dial (877) 869-3847 or (201) 689-8261 for international callers, approximately 15 minutes before the call start time. A replay of the call will be available from 5:00 p.m. (PT) on March 12, 2014 through March 19, 2014 at https://www.sclv.com/Investor-Relations.aspx. A live audio webcast of the call will also be available at www.sclv.com.

Company Information and Forward Looking Statements

Station Casinos LLC is the leading provider of gaming and entertainment to the residents of Las Vegas, Nevada. Station’s properties, which are located throughout the Las Vegas valley, are regional entertainment destinations and include various amenities, including numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering. Station owns and operates Red Rock Casino Resort Spa, Green Valley Ranch Resort Casino Spa, Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Sunset Station Hotel & Casino, Santa Fe Station Hotel & Casino, Texas Station Gambling Hall & Hotel, Fiesta Rancho Casino Hotel, Fiesta Henderson Casino Hotel, Wildfire Rancho, Wildfire Boulder, Wild Wild West Gambling Hall & Hotel, Wildfire Sunset, Wildfire Valley View and Wildfire Anthem. Station also owns a 50% interest in Barley’s Casino & Brewing Company, Wildfire Lanes and Casino and The Greens. In addition, Station is the manager of Graton Resort & Casino in northern California and owns a 50% interest in MPM Enterprises, LLC, which is the manager of Gun Lake Casino in southwestern Michigan. Station also owns a 57.3% interest in Fertitta Interactive LLC.

This press release contains certain forward-looking statements with respect to the Company and its subsidiaries which involve risks and uncertainties that cannot be predicted or quantified, and consequently, actual results may differ materially from those expressed or implied herein. Such risks and uncertainties include, but are not limited to the economic downturn, and in particular the economic downturn in Nevada, and its effect on consumer spending and our business; the effects of intense competition that exists in the gaming industry; the risk that new gaming licenses or gaming activities, such as expansion of internet gaming, are approved and result in additional competition; risks related to the operations of the newly opened Graton Resort & Casino and our ability to repay debt from management fees and other amounts payable to us from the Graton Resort & Casino; our substantial outstanding indebtedness and the effect of our significant debt service requirements on our operations and ability to compete; risks relating to our investment in Fertitta Interactive LLC; the risk that we will not be able to finance our development and investment projects or refinance our outstanding indebtedness; the impact of extensive regulation from gaming and other government authorities on our ability to operate our business and the risk that regulatory authorities may revoke, suspend, condition or limit our gaming or other licenses, impose substantial fines or take other actions that adversely affect us; risks associated with changes to applicable gaming and tax laws that could have a material adverse effect on our financial condition; general business conditions including competitive practices, changes in customer demand and the cyclical nature of the gaming and hospitality business in general, and general economic conditions, including interest rates, on our business and results of operations; adverse outcomes of legal proceedings and the development of, and changes in, claims or litigation reserves; risks, such as cost overruns and construction delays, associated with development, construction and management of new projects or the expansion of existing facilities; and other risks described in the filings of the Company with the Securities and Exchange Commission.

(1) Adjusted EBITDAM is a non-GAAP measure that is presented solely as a supplemental disclosure. The Company believes that Adjusted EBITDAM is a widely used measure of operating performance in our industry and as a principal basis for valuation of gaming companies. The Company believes that in addition to operating income, Adjusted EBITDAM is a useful financial performance measurement for assessing the operating performance of the Company because it provides information about the performance of the Company’s ongoing core operations excluding management fees, non-cash expenses, financing costs, and other non-operational or non-recurring items. We define Adjusted EBITDAM as net income plus interest expense, net, depreciation and amortization, management fee expenses, development and preopening expenses, charges relating to share-based compensation, impairment of goodwill, impairment of other assets, write-downs and other charges, net, loss on extinguishment of debt, gain on Native American development, changes in fair value of derivative instruments, and excluding Adjusted EBITDAM attributable to MPM non-controlling interests and Adjusted EBITDAM of Fertitta Interactive. To evaluate Adjusted EBITDAM and the trends it depicts, the components should be considered. Each of these components can significantly affect the Company’s results of operations and should be considered in evaluating the Company’s operating performance, and the impact of these components cannot be determined from Adjusted EBITDAM. Further, Adjusted EBITDAM does not represent net income from operating, financing and investing activities as defined by generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to net income as an indicator of the Company’s operating performance. Additionally, Adjusted EBITDAM does not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity. In addition, it should be noted that not all gaming companies that report EBITDAM or adjustments to this measure may calculate EBITDAM or such adjustments in the same manner as the Company, and therefore, the Company’s measure of Adjusted EBITDAM may not be comparable to a similarly titled measure used by other gaming companies.

Station Casinos LLC
Condensed Consolidated Statements of Operations
(amounts in thousands)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012 (a)
Operating revenues:
Casino	$225,475	$220,773	$887,349	$885,629
Food and beverage	58,756	57,707	235,722	237,770
Room	24,926	24,451	105,630	106,348
Other	15,805	16,502	67,664	69,878
Management fees	27,476	7,867	59,758	29,874
Gross revenues	352,438	327,300	1,356,123	1,329,499
Promotional allowances	(24,026)	(24,150)	(94,645)	(100,023)
Net revenues	328,412	303,150	1,261,478	1,229,476

Operating costs and expenses:
Casino	89,466	90,145	344,757	355,199
Food and beverage	39,496	40,518	161,790	161,167
Room	10,665	10,514	43,062	43,106
Other	6,718	6,459	27,273	27,141
Selling, general and administrative	82,004	71,977	309,196	293,056
Development and preopening	-	140	222	311
Depreciation and amortization	32,383	35,863	133,849	132,170
Management fee expense	12,625	10,911	46,821	44,591
Impairment of goodwill	-	-	1,183	-
Impairment of intangible assets and other assets	-	-	258	12,973
Write-downs and other charges, net	4,561	2,118	11,926	10,417
	277,918	268,645	1,080,337	1,080,131

Operating income	50,494	34,505	181,141	149,345
Earnings from joint ventures	451	471	1,603	1,773
Operating income and earnings from joint ventures	50,945	34,976	182,744	151,118

Other (expense) income:
Interest expense, net	(40,188)	(44,712)	(164,667)	(189,505)
Loss on extinguishment of debt	(1,466)	(2)	(148,253)	(51,796)
Gain on Native American development	16,974	-	16,974	102,816
Change in fair value of derivative instruments	(10)	(121)	(291)	(921)
	(24,690)	(44,835)	(296,237)	(139,406)
Net income (loss)	26,255	(9,859)	(113,493)	11,712
Less: Net (loss) attributable to noncontrolling interests	(7,511)	(1,997)	(9,067)	(1,606)
Net income (loss) attributable to Station Casinos LLC	$33,766	$(7,862)	$(104,426)	$13,318

(a) Includes results of Fertitta Interactive for the period April 30 through December 31, 2012

Station Casinos LLC
Summary Information and
Reconciliation of Net Income (Loss) to Adjusted EBITDAM
(amounts in thousands)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012

Net income (loss)	$26,255	$(9,859)	$(113,493)	$11,712
Interest expense, net	40,188	44,712	164,667	189,505
Depreciation and amortization	32,383	35,863	133,849	132,170
Management fee expense	12,625	10,911	46,821	44,591
Development and preopening	-	140	222	311
Preopening expense of joint ventures (50%)	-	-	195	-
Share-based compensation	834	1,285	3,495	2,665
Impairment of goodwill	-	-	1,183	-
Impairment of intangible assets and other assets	-	-	258	12,973
Write-downs and other charges, net	4,561	2,118	11,926	10,417
Write-downs and other charges of joint ventures (50%)	-	3	-	48
Loss on extinguishment of debt	1,466	2	148,253	51,796
Gain on Native American development	(16,974)	-	(16,974)	(102,816)
Change in fair value of derivative instruments	10	121	291	921
Adjusted EBITDAM attributable to MPM noncontrolling interests	(1,802)	(3,109)	(13,274)	(13,548)
Adjusted EBITDAM attributable to Fertitta Interactive noncontrolling interests	4,254	1,644	8,064	3,136
Adjusted EBITDAM attributable to Station Casinos LLC	103,800	83,831	375,483	343,881
Adjusted EBITDAM of Fertitta Interactive attributable to Station Casinos LLC	5,424	1,532	9,966	3,344
Adjusted EBITDAM	$109,224	$85,363	$385,449	$347,225

Principal amount of long-term debt at December 31, 2013:
Credit agreement	$1,612,813
Senior notes	500,000
Land loan	110,543
Other	42,872
Total	$2,266,228

CONTACT:
Station Casinos LLC
Marc Falcone, 702-495-3600
Executive Vice President, Chief Financial Officer and Treasurer
or
Lori Nelson, 702-495-4248
Vice President of Corporate Communications